Contact:	Ray Harlin
Chief Financial Officer
(423) 510-3323

U.S. XPRESS REPORTS 91.4% INCREASE IN SECOND QUARTER EARNINGS

Posts 10th Consecutive Quarter of Year-over-Year Improvement
Revises 2004 Guidance Upward on Better-than-Expected Results

CHATTANOOGA, Tenn. (July 15, 2004) — U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced operating revenue and earnings for the second quarter ended June 30, 2004. Operating revenue, excluding the effect of fuel surcharges, increased 15.1% to $257.4 million, compared with $223.6 million for the second quarter of 2003. Total operating revenue increased 16.5% to $270.3 million, compared with $231.9 million for the second quarter of 2003.

        For the six months ended June 30, 2004, operating revenue, excluding the effect of fuel surcharges, increased 11.2% to $482.8 million from $434.0 million in the prior-year period. Total operating revenue increased 11.6% to $505.0 million from $452.6 million in the prior-year period.

        Net income for the second quarter increased 91.4% to $4.2 million, or $0.30 per diluted share, from net income of $2.2 million, or $0.16 per diluted share, in the second quarter of 2003. For the first six months of 2004, net income increased 115.7% to $5.0 million, or $0.35 per diluted share, from net income of $2.3 million, or $0.17 per diluted share, for the prior-year period.

        During the quarter, truckload revenue, excluding the effect of fuel surcharges, increased 13.6% to $223.8 million. Truckload operating income for the quarter increased 72.4% to $9.9 million on the strength of an 11.0% increase in revenue per loaded mile and a 150-basis point improvement in the Company’s truckload operating ratio over the second quarter of 2003. The growth in dedicated contract and regional operations once again led the way in the second quarter with revenue increases of 61.9% and 38.9%, respectively. Together, they now account for 26.8% of the Company’s truckload revenue compared with 20.3% at this time last year. The Company’s expedited rail program, which was virtually nonexistent a year ago, has grown to account for approximately 10% of truckload revenues.

        Co-Chairman, Patrick Quinn, stated, “The significant improvement in our results reflects the success of our efforts in recent years to transition our truckload operations into higher return businesses, a favorable freight environment and more disciplined rate and lane selection. We have now posted year-over-year improvement in earnings for ten consecutive quarters. We believe this performance validates the strategy we have pursued and demonstrates the operating leverage that exists in our business model.

        “The accomplishments this quarter were achieved in light of significant cost increases being faced by the truckload industry. The average costs per mile of our truckload operations for the quarter increased 8% over the 2003 second quarter due to higher operating costs, such as fuel prices, which were up approximately 21% over the prior year; driver pay, which reflected an 8% driver wage increase implemented near the end of the first quarter of 2004; purchased transportation, which reflected increased compensation for independent contractors; revenue equipment cost; and insurance and claims expenses. Higher fuel costs, net of the impact of fuel surcharges, and lower fuel efficiencies from the new EGR engines alone increased operating costs in the quarter by over $3.0 million, compared with the 2003 second quarter.

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XPRSA Reports Second Quarter Results

July 15, 2004

        “Our Xpress Global operating segment, which accounts for only 15% of our consolidated revenues, did not achieve the level of financial performance that we had anticipated in the quarter. Although revenue at Xpress Global increased for the quarter to $40.1 million, or 13.3%, operating income declined to $385,000 compared with $1.2 million in the prior-year quarter. The primary factor was lower than anticipated revenue necessary to support the cost of our extensive airport to airport network. As announced this week, we acquired the less-than-truckload airport to airport operations of CRST Van Expedited, Inc. from which we expect to add approximately $7.5 to $10 million in annual revenue to our airport to airport operation.

        “Compared with two years ago when a confluence of factors resulted in one of the toughest freight environments in the history of our industry, we are currently experiencing one of the most exciting periods since the founding of the Company in 1986. Both supply and demand equations favor the larger carriers as a critical driver shortage, high costs of entering the business and the exit of substantial capacity from the industry in the last several years continue to constrain available capacity. Over the past two quarters, we have taken a more aggressive stance on freight lane selection and mix, leading to our exiting certain lanes and unprofitable business. This strategy has led to record rate increases and improved yield. We will look to maintain this momentum by continuing to focus on improving our yields and allocating assets to segments that provide the greatest returns.”

Outlook

        Absent a significant softening in the economic and freight environment in 2004 or a continued acceleration of fuel prices from current levels, the Company expects to report revenues for the third quarter ending September 30, 2004, net of fuel surcharges, in the range of $265 to $270 million and net income per share in the range of $0.35 to $0.38 per diluted share. The Company reported net income of $0.19 per diluted share in the third quarter of 2003. The Company also increased its guidance for fiscal 2004. The Company expects to achieve consolidated revenues of over $1 billion and earnings per share in the range of $1.05 to $1.10 per diluted share for 2004 compared with the Company’s previous guidance of earnings per share in the range of $0.90 to $1.00. The Company reported net income of $0.54 per diluted share in 2003.

Investor Conference Call and Simulcast

        U.S. Xpress Enterprises, Inc. will conduct a conference call, at 11:00 am EDT on July 16, 2004, to discuss the second quarter results. The number to call for this interactive teleconference is (913) 981-5571. A seven-day replay of the conference call will be available by dialing (719) 457-0820 and entering the passcode 527716.

        The Company will also provide an online Web simulcast and rebroadcast of its 2004 second quarter earnings release conference call. The live broadcast of U.S. Xpress’ quarterly conference call will be available online at the Company’s website, www.usxpress.com, as well as http://phx.corporate-ir.net/phoenix.zhtml?c=80059&p=irol-eventdetails on July 16, 2004, beginning at 11:00 a.m. EDT. The online replay will follow shortly after the call and continue through July 30, 2004.

        U.S. Xpress Enterprises, Inc. is the fifth-largest publicly owned truckload carrier in the United States, as measured by revenue. The Company provides regional, dedicated and expedited truckload services throughout North America, with regional capabilities in the West, Midwest and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload sector. U.S. Xpress focuses on customers operating in dedicated, just-in-time or deferred airfreight market segments, while utilizing one of the largest team-operated fleets in the industry. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing and distribution services to the floor coverings industry and provides airport-to-airport transportation services to the airfreight and airfreight forwarding industries through a network of 81 locations in North America. Xpress Global Systems also provides distribution-related services to a number of other industries, including retail, automotive and building materials. The Company also offers logistic services through its joint ownership of Transplace, an Internet-based global transportation logistics company.

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XPRSA Reports Second Quarter Results

July 15, 2004

        This press release contains certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include economic recession or downturns in customers’ business cycles, rapid fluctuations in fuel pricing or availability, increases in interest rates, the availability of adequate sources of financing and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s periodic reports on forms 10-K and 10-Q.

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XPRSA Reports Second Quarter Results

July 15, 2004

                                         U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (In Thousands, Except Per Share Data)
                                                           (Unaudited)

                                                             Three Months Ended                        Six Months Ended
                                                                  June 30,                                 June 30,

                                                     ------------------------------------     ------------------------------------
                                                          2004                 2003                2004                2003
                                                     ----------------     ---------------     ---------------     ----------------
Operating Revenue:
  Revenue, before fuel surcharge                   $         257,387    $        223,569    $        482,763    $         433,968
  Fuel surcharge                                              12,907               8,365              22,202               18,632
                                                     ----------------     ---------------     ---------------     ----------------
    Total operating revenue                                  270,294             231,934             504,965              452,600
                                                     ----------------     ---------------     ---------------     ----------------
Operating Expenses:
  Salaries, wages and benefits                                91,772              80,884             172,971              156,475
  Fuel and fuel taxes                                         40,924              32,209              77,068               69,640
  Vehicle rents                                               17,309              19,760              35,954               37,677
  Depreciation and amortization                               11,778               9,134              22,150               18,282
  Purchased transportation                                    49,876              38,384              91,349               74,591
  Operating expense and supplies                              18,120              16,811              33,955               32,564
  Insurance premiums and claims                               13,672              11,779              25,300               22,684
  Operating taxes and licenses                                 3,613               3,519               6,979                6,616
  Communications and utilities                                 2,890               3,037               5,923                6,001
  General and other operating                                 10,056               9,479              19,437               17,963
                                                     ----------------     ---------------     ---------------     ----------------
   Total operating expenses                                  260,010             224,996             491,086              442,493
                                                     ----------------     ---------------     ---------------     ----------------

Income from Operations                                        10,284               6,938              13,879               10,107

Interest Expense, net                                          2,442               2,510               4,556                5,438
                                                     ----------------     ---------------     ---------------     ----------------

Income Before Income Taxes                                     7,842               4,428               9,323                4,669

Income Tax Provision                                           3,605               2,214               4,286                2,334
                                                     ----------------     ---------------     ---------------     ----------------

Net Income                                         $           4,237    $          2,214    $          5,037    $           2,335
                                                     ================     ===============     ===============     ================
Earnings Per Share - basic                         $            0.30    $           0.16    $           0.36    $            0.17
                                                     ================     ===============     ===============     ================
Weighted average shares - basic                               14,067              13,949              14,065               13,940
                                                     ================     ===============     ===============     ================
Earnings Per Share - diluted                       $            0.30    $           0.16    $           0.35    $            0.17
                                                     ================     ===============     ===============     ================
Weighted average shares - diluted                             14,257              14,092              14,250               14,063
                                                     ================     ===============     ===============     ================

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XPRSA Reports Second Quarter Results

July 15, 2004

                                          U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                               (In Thousands, Except Per Share Data)
                                                            (Unaudited)
                                                           (See Note 1)

                                                           Three Months Ended                        Six Months Ended
                                                                June 30,                                 June 30,

                                                   ------------------------------------     -----------------------------------
                                                        2004                2003                 2004                2003
                                                   ---------------     ----------------     ---------------     ---------------
Operating Revenue                                           100.0%               100.0%              100.0%              100.0%
                                                   ---------------     ----------------     ---------------     ---------------
Operating Expenses:
  Salaries, wages and benefits                               35.7                 36.2                35.8                36.1
  Fuel and fuel taxes                                        10.9                 10.7                11.4                11.8
  Vehicle rents                                               6.7                  8.8                 7.4                 8.7
  Depreciation and amortization                               4.6                  4.1                 4.6                 4.2
  Purchased transportation                                   19.4                 17.2                18.9                17.2
  Operating expense and supplies                              7.0                  7.5                 7.0                 7.5
  Insurance premiums and claims                               5.3                  5.3                 5.2                 5.2
  Operating taxes and licenses                                1.4                  1.6                 1.4                 1.5
  Communications and utilities                                1.1                  1.4                 1.2                 1.4
  General and other operating                                 4.0                  4.1                 4.3                 4.1
                                                   ---------------     ----------------     ---------------     ---------------
   Total operating expenses                                  96.1                 96.9                97.2                97.7
                                                   ---------------     ----------------     ---------------     ---------------

Income from Operations                                        3.9                  3.1                 2.8                 2.3

  Interest Expense, net                                       0.9                  1.1                 0.9                 1.3
                                                   ---------------     ----------------     ---------------     ---------------
  Income  Before Income Taxes                                 3.0                  2.0                 1.9                 1.0

  Income Tax Provision                                        1.4                  1.0                 0.9                 0.5

                                                   ---------------     ----------------     ---------------     ---------------
Net Income                                                    1.6%                 1.0%                1.0%                0.5%
                                                   ===============     ================     ===============     ===============

(1) Fuel surcharge revenue is offset against fuel and fuel taxes for the purposes of this table.  Management believes that eliminating the impact of this source of revenue provides a more consistent basis for Company results of operations from period to period.

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XPRSA Reports Second Quarter Results

July 15, 2004

                                                           U.S. XPRESS ENTERPRISES, INC.
                                                               KEY OPERATING FACTORS
                                                  Three Months Ended                                     Six Months Ended
                                                       June 30,                                              June 30,

                                                2004               2003            Change             2004               2003             Change
                                          -----------------  -----------------   ------------   -----------------   ----------------   -------------
OPERATING RATIO (1)                                96.1%              96.9%            -0.8%             97.2%              97.7%             -0.5%
OPERATING REVENUE:
  US Xpress, net of fuel surcharge             $223,799           $197,011             13.6%         $421,671          $ 386,911               9.0%
  Fuel Surcharge                                 12,907              8,365             54.3%           22,202             18,632              19.2%
  Xpress Global Systems                          40,080             35,385             13.3%           74,486             64,494              15.5%
  Inter-company                                 (6,492)             (8,827)           -26.5%         (13,394)           (17,437)             -23.2%
                                          -----------------  -----------------   ------------   -----------------   ----------------   -------------
Total Operating Revenue                        $270,294           $231,934             16.5%         $504,965           $452,600              11.6%

OPERATING INCOME:
  US Xpress                                    $  9,899           $  5,742             72.4%         $ 13,263           $  8,786              51.0%
  Xpress Global Systems                             385              1,196            -67.8%              616              1,321             -53.4%
                                          -----------------  -----------------   ------------   -----------------   ----------------   -------------
Total Operating Income                         $ 10,284           $  6,938             48.2%         $ 13,879           $ 10,107              37.3%

TRUCKLOAD STATISTICS:
Revenue Per Loaded Mile  (2)                   $  1.427           $  1.286             11.0%         $  1.391           $  1.281               8.6%

Revenue Per Total Mile  (2)                    $  1.271           $  1.156              9.9%         $  1.243           $  1.150               8.1%

Tractors (at end of period)-
     Company Owned                                4,603              4,425              4.0%            4,603              4,425               4.0%
     Owner Operators                                832                949            -12.3%              832                949             -12.3%
                                          -----------------  -----------------   ------------   -----------------   ----------------   -------------
Total Tractors (at end of period)                 5,435              5,374              1.1%            5,435              5,374               1.1%

Average Number of Tractors
 in Fleet During Period                           5,501              5,484              0.3%            5,472              5,496              -0.4%

Average Miles Per Tractor
  Per Period                                     28,335             27,780              2.0%           54,914             54,442               0.9%

Average Revenue Per Tractor
  Per Period                                   $ 40,423           $ 35,724             13.2%         $ 76,376           $ 69,715               9.6%

Empty Mile Percentage                             10.88%             10.07%             8.0%            10.63%             10.20%              4.2%

                                                     June 30, 2004                                       December 31, 2003
                                          ------------------------------------                  ------------------------------------
BALANCE SHEET DATA:
  Total Assets                                                   $509,289                                               $441,794
  Total Equity                                                    171,978                                                167,239
  Long-term Debt, including
    Current Maturities                                            193,722                                                146,579

(1) Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharges, as a percentage of revenue, before fuel surcharge.
(2) Net of fuel surcharge revenues.

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